Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Range Resources Corporation for the registration of $600,000,000 of its 8.250% Senior Notes due 2029 and to the incorporation by reference therein of our reports dated February 23, 2021, with respect to the consolidated financial statements of Range Resources Corporation, and the effectiveness of internal control over financial reporting of Range Resource Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas

October 28, 2021